Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)
(Form Type)

Green Brick Partners, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(r)	850,000	$45.75	$38,887,500	0.0001102	$4,285.40
	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
Total Offering Amounts							0.0001102	$4,285.40
Total Fees Previously Paid								—
Total Fee Offsets								$4,285.40 (2)
Net Fee Due								—

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Green Brick Partners, Inc.	S-3	333-250977	November 25, 2020		$4,285.40 (2)(3)	Equity	Common Stock, par value $0.01 per share	16,418,668	—
Fee Offset Sources	Green Brick Partners, Inc.	S-3	333-250977		November 25, 2020						$43,313.43(3)

(1)	The registration fee is calculated in accordance with Rule 457(r) of the Securities Act and represents deferred payment of the registration fees in connection with the shelf registration statement on Form S-3 (File No. 333-274369) filed by the Registrant on September 6, 2023 which was automatically effective (the “2023 Registration Statement”) paid with the filing of this prospectus supplement.
(2)	Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting the registration fee due under this prospectus supplement by $4,285.40.
(3)	The Registrant previously registered 24,118,668 shares of common stock of the Registrant (the “Secondary Shares”) for the resale by certain selling stockholders pursuant to a shelf registration statement on Form S-3, as amended (File No. 333-250977), which was filed on November 25, 2020 (the “2020 Registration Statement”). In connection with the 2020 Registration Statement, the Registrant paid a registration fee of $60,494.66 due in connection with the Secondary Shares. Under the 2020 Registration Statement, there were 6,850,000 of the Secondary Shares sold by certain of the selling stockholders named therein. The filing fee attributable to such sales of Secondary Shares was $17,181.23 (calculated at the fee rate in effect on the filing date of the 2020 Registration Statement, or 0.00010910), leaving $43,313.43 in previously paid and unused fees available as an offset against the registration fee due from time to time under the 2023 Registration Statement. The Registrant terminated the offering of the unsold Secondary Shares under the 2020 Registration Statement and transferred the previously paid and unused registration fees to the 2023 Registration Statement.